Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year 2020 Results

FOURTH QUARTER SUMMARY:

  Gross profit: $108.9 million, down 6.2% y/y
  Net income: $16.3 million, down 25.8% y/y
  Diluted EPS: $0.62, compared to $0.83 y/y

FULL YEAR SUMMARY:

  Gross profit: $418.8 million, down 7.2% y/y
  Net income: $55.8 million, down 32.1% y/y
  Diluted EPS: $2.12, compared to $3.10 y/y
  Cash balance: $95.7 million

MERRIMACK, N.H.--(BUSINESS WIRE)--February 24, 2021--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, and education markets, today announced results for the fourth quarter and year ended December 31, 2020.

“Our Q4 performance reflected the continued recovery trend in business conditions that we began to see very late in Q2,” said Tim McGrath, President and CEO of Connection. “Our year-over-year revenue growth in our Business and Public Sector Solutions segments was offset by a decline in Enterprise Solutions, which had a strong Q4 2019. We believe current momentum will continue in the months ahead. There was solid demand in mobility, security, software, and managed services. In Q4, we experienced greater than 20% growth in both SLED and our manufacturing vertical market.”

McGrath continued, “The pandemic had a significant impact on our business in 2020. Our people rose to the occasion and worked tirelessly through the year under difficult conditions to help our customers succeed. We are optimistic about 2021 and look forward to continuing to deliver the value-added services and products that enable our customers to transform their businesses.”

Net sales for the quarter ended December 31, 2020 decreased by 5.7% to $675.7 million, compared to $716.6 million for the prior year quarter. The reduction in revenue year over year is primarily due to the continuing impact of the COVID-19 pandemic in Enterprise and supply chain constraints. Net income for the quarter ended December 31, 2020 decreased by 25.8% to $16.3 million, or $0.62 per diluted share, compared to net income of $22.0 million, or $0.83 per diluted share, for the prior year quarter.

Net sales for the year ended December 31, 2020 decreased by 8.1% to $2.6 billion, compared to $2.8 billion for the year ended December 31, 2019. Net income for the year ended December 31, 2020 decreased by 32.1% to $55.8 million, or $2.12 per diluted share, compared to net income of $82.1 million, or $3.10 per diluted share, for the year ended December 31, 2019.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $90.6 million for the year ended December 31, 2020, compared to $128.7 million for the year ended December 31, 2019. 1

Quarterly Highlights

  Our Manufacturing vertical market had impressive quarter-over-quarter and year-over-year revenue growth. Manufacturers are using technology to drive top and bottom line growth. We are seeing strong demand associated with business resiliency and security solutions.
  Healthcare, our largest vertical market, saw 12.5% sequential revenue growth, while our Finance vertical experienced 15.5% sequential revenue growth.
  We experienced record demand for notebooks and other mobility solutions as customers continue to advance their workplace transformation strategies during the COVID-19 pandemic.
  Our Technology Solutions Group saw strong demand and growth across lifecycle and managed services. Specific areas included end user service desk, cloud consulting and workplace transformation.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 1.1% to $265.2 million in the fourth quarter of 2020, compared to $262.3 million in the prior year quarter. Gross profit decreased by 3.7% to $50.7 million in the fourth quarter of 2020, compared to $52.6 million in the prior year quarter. Gross margin decreased by 95 basis points to 19.1% primarily due to changes in product mix.
  Net sales for the Public Sector Solutions segment increased by 1.8% to $134.9 million in the fourth quarter of 2020, compared to $132.5 million in the prior year quarter. Sales to state and local government and educational institutions increased by 23.0%, compared to the prior year quarter, while sales to the federal government decreased by 27.8%. Gross profit decreased by 11.6% to $18.5 million in the fourth quarter of 2020, compared to $20.9 million in the prior year quarter. Gross margin decreased by 209 basis points to 13.7%. Our federal business declined against record Q4 net sales in 2019.
  Net sales for the Enterprise Solutions segment decreased by 14.4% to $275.6 million in the fourth quarter of 2020, compared to $321.9 million in the prior year quarter. Gross profit decreased by 6.7% to $39.7 million in the fourth quarter of 2020, compared to $42.6 million in the prior year quarter. Gross margin increased by 118 basis points to 14.4% primarily due to changes in customer mix.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 16% year over year and accounted for 34% of net sales in the fourth quarter of 2020, compared to 28% of net sales in the fourth quarter of 2019. The increase in this product category was due to the continued work-from-home trend.
  Accessories sales decreased by 1% year over year and accounted for 13% of net sales in the fourth quarter of 2020, compared to 12% of net sales in the fourth quarter of 2019.
  Software sales decreased by 11% year over year and accounted for 12% of net sales in the fourth quarter of 2020 and 2019. Software revenue recognized on a net basis, such as cloud-based software offerings, continues to grow rapidly.
  Desktop sales decreased by 27% year over year and accounted for 9% of net sales in the fourth quarter of 2020, compared to 12% of net sales in the fourth quarter of 2019.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2020 to $89.1 million from $86.5 million in the prior year quarter. SG&A as a percentage of net sales, was 13.2%, compared to 12.1% in the prior year quarter. The increase in SG&A was primarily due to an increase in costs associated with our new ERP system, costs associated with the creation of our new Technical Sales Organization and one-time legal fees.

Cash and cash equivalents were $95.7 million at December 31, 2020, compared to $90.1 million at December 31, 2019. In January 2021, we paid a $0.32 per share special dividend to shareholders, which totaled $8.4 million.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 24, 2021 at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019 as updated in the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended September 30, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2020	2019
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$675,686	$716,627	(6%)
Diluted earnings per share	$0.62	$0.83	(25%)

Gross margin	16.1%	16.2%
Operating margin	2.9%	4.1%
Return on equity (1)	9.1%	14.6%

Inventory turns	18	18
Days sales outstanding	75	63

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	34%	28%
Accessories	13	12
Software	12	12
Desktops	9	12
Net/Com Products	9	10
Displays	8	9
Servers/Storage	7	8
Other Hardware/Services	8	9
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,170	26,345
Total book value per share	$24.32	$22.67
Tangible book value per share	$21.23	$19.56
Closing price	$47.29	$49.66
Market capitalization	$1,237,579	$1,308,293
Trailing price/earnings ratio	22.3	16.0
LTM Adjusted EBITDA (2)	$90,566	$128,662
Adjusted market capitalization/LTM Adjusted EBITDA (3)	12.6	9.5
(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2020		2019
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$275,625	14.4%	$321,851	13.2%
Business Solutions	265,173	19.1	262,309	20.1
Public Sector Solutions	134,888	13.7	132,467	15.8
Total	$675,686	16.1%	$716,627	16.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2020	2019	2020	2019

Net sales	$675,686	$716,627	$2,590,290	$2,820,034
Cost of sales	566,827	600,514	2,171,483	2,368,724
Gross profit	108,859	116,113	418,807	451,310

Selling, general and administrative expenses	89,101	86,510	345,741	338,635
Restructuring and other charges	-	-	992	703
Income from operations	19,758	29,603	72,074	111,972

Other income/(expense), net	(18)	263	61	707
Gain from insurance policies	1,061	-	1,061	-
Income tax provision	(4,505)	(7,900)	(17,431)	(30,568)
Net income	$16,296	$21,966	$55,765	$82,111

Earnings per common share:
Basic	$0.62	$0.83	$2.13	$3.12
Diluted	$0.62	$0.83	$2.12	$3.10

Shares used in the computation of earnings per common share:
Basic	26,156	26,322	26,157	26,335
Diluted	26,328	26,523	26,336	26,505

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$95,655	$90,060
Accounts receivable, net	610,096	549,626
Inventories, net	140,867	124,666
Income taxes receivable	-	1,388
Prepaid expenses and other current assets	12,362	10,671
Total current assets	858,980	776,411
Property and equipment, net	61,537	64,226
Right-of-use assets, net	12,821	13,842
Goodwill	73,602	73,602
Intangibles assets, net	7,088	8,307
Other assets	1,345	947
Total Assets	$1,015,373	$937,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$266,846	$235,641
Accrued payroll	17,828	28,050
Accrued expenses and other liabilities	57,586	45,232
Total current liabilities	342,260	308,923
Deferred income taxes	18,525	20,170
Operating lease liability	9,631	10,330
Other liabilities	8,630	600
Total Liabilities	379,046	340,023
Stockholders’ Equity:
Common stock	289	288
Additional paid-in capital	119,891	118,045
Retained earnings	562,084	514,694
Treasury stock at cost	(45,937)	(35,715)
Total Stockholders’ Equity	636,327	597,312
Total Liabilities and Stockholders’ Equity	$1,015,373	$937,335

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income	$16,296	$21,966	$55,765	$82,111
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,268	3,130	13,603	13,314
Provision for doubtful accounts	40	(156)	3,316	25
Stock-based compensation expense	802	604	2,668	1,863
Deferred income taxes	(1,645)	2,976	(1,645)	2,986
Gain on life insurance proceeds	(1,061)	-	(1,061)	-
Loss on disposal of fixed assets	15	99	28	213

Changes in assets and liabilities:
Accounts receivable	(20,115)	(70,563)	(62,725)	(101,953)
Inventories	(6,178)	1,412	(16,201)	(5,471)
Prepaid expenses and other current assets	(346)	(5,178)	(303)	(1,476)
Other non-current assets	321	(55)	(398)	264
Accounts payable	(16,221)	38,127	32,515	34,960
Accrued expenses and other liabilities	14,523	4,219	10,536	9,767
Net cash provided by (used in) operating activities	(10,301)	(3,419)	36,098	36,603

Cash Flows from Investing Activities:
Purchases of equipment	(1,422)	(5,035)	(11,033)	(25,656)
Net cash used in investing activities	(1,422)	(5,035)	(11,033)	(25,656)

Cash Flows from Financing Activities:
Dividend payment	-	-	(8,427)	(8,452)
Purchase of treasury shares	-	(115)	(10,222)	(4,478)
Issuance of stock under Employee Stock Purchase Plan	-	644	536	1,253
Payment of payroll taxes on stock-based compensation through shares withheld	(673)	(504)	(1,357)	(913)
Net cash used in financing activities	(673)	25	(19,470)	(12,590)
Increase (decrease) in cash and cash equivalents	(12,396)	(8,429)	5,595	(1,643)
Cash and cash equivalents, beginning of period	108,051	98,489	90,060	91,703
Cash and cash equivalents, end of period	$95,655	$90,060	$95,655	$90,060

Non-cash Investing Activities:
Dividend declaration	$8,375	$8,427	$8,375	$8,427
Life insurance proceeds recorded as receivable	$1,500	$-	$1,500	$-
Accrued capital expenditures	$442	$1,463	442	1,463

Supplemental Cash Flow Information:
Income taxes paid	$5,643	$9,488	$19,441	$28,460

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31, (1)
	2020	2019	% Change	2020	2019	% Change
Net income	$16,296	$21,966	(26%)	$55,765	$82,111	(32%)
Depreciation and amortization	3,269	3,130	4%	13,603	13,314	2%
Income tax expense	4,505	7,900	(43%)	17,431	30,568	(43%)
Interest expense	29	25	16%	107	103	4%
EBITDA	24,099	33,021	(27%)	86,906	126,096	(31%)
Restructuring and other charges (2)	-	-	100%	992	703	41%
Stock-based compensation	801	604	33%	2,668	1,863	43%
Adjusted EBITDA	$24,900	$33,625	(26%)	$90,566	$128,662	(30%)
(1) LTM: Last twelve months
(2) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net income	$16,296	$21,966		$55,765	$82,111
Restructuring and other charges, net of tax (1)	-	-		755	512
Adjusted Net Income	$16,296	$21,966	-26%	$56,520	$82,623	-32%
Diluted shares	26,328	26,523		26,336	26,505
Adjusted Diluted Earnings per Share	$0.62	$0.83	-25%	$2.15	$3.12	-31%
(1) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com